Exhibit 99.1

National Dentex Corporation Announces First Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--May 4, 2009--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2009. The Company reported $41,260,000 in sales, a decrease of $2,269,000 or 5.2% from $43,529,000 in the first quarter of 2008. Net income increased to $2,059,000 from $1,681,000 in the same quarter of the prior fiscal year, a 22.5% increase. Diluted earnings per share increased 20.0% in the first quarter of 2009 to $.36 from $.30 in the prior year quarter.

David Brown, President and CEO, commented: “Overall, we are pleased with the early results of 2009. While economic conditions remain uncertain and we truly do not yet know the full extent of this economic challenge, a true test of one’s ability is how you respond to difficult times. Even though internal sales, meaning sales at laboratories owned over one year, were down 6.7% on a sales per day basis in the first quarter 2009 as compared to the same quarter 2008, we improved our operating income by $509,000 or 15.0% and our net income by $378,000 or 22.5%. The efforts by our dedicated and focused team to produce these results involved controlling our production and operating costs, in particular our labor and related payroll expenses. We have carefully reduced labor as we believe we are now seeing improved efficiencies as a result of the implementation of new technologies. In addition we have developed sales programs designed to better utilize our sales and marketing resources across our family of laboratories. We believe these efforts at adopting and sharing best practices have built stronger client relationships and improved account retention. We expect these strategies will continue to create greater competitive advantages for the Company enabling us to seize on future opportunities as the economic environment improves leading to long term sustainable success.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 46 dental laboratories located in 30 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed, including the current economic slowdown and credit market disruptions; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; National Dentex’s ability to access the credit markets on commercially reasonable terms; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and our other periodic reports filed with the SEC. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation Earnings Results (Unaudited) (In Thousands, except per share data)

	Quarter Ended March 31,
	2008	2009

Net Sales	$43,529	$41,260
Cost of Goods Sold	25,318	23,638
Gross Profit	18,211	17,622

Operating Expenses	14,821	13,723
Operating Income	3,390	3,899

Other Expense	158	220
Interest Expense	508	345
Income Before Taxes	2,724	3,334

Income Taxes	1,043	1,275
Net Income	$1,681	$2,059

Weighted Average Shares Outstanding:
- Basic	5,585	5,657
- Diluted	5,660	5,750

Net Income per Share:
- Basic	$0.30	$0.36
- Diluted	$0.30	$0.36

National Dentex Corporation Selected Balance Sheet Data (Unaudited) (In thousands)

	December 31, 2008	March 31, 2009

Cash and Equivalents	$2,110	$1,972
Accounts Receivable – net	19,228	18,880

Current Assets	33,019	32,758
Current Liabilities	23,492	21,593
Working Capital	9,527	11,165

Total Assets	161,515	160,788

Long Term Liabilities	47,531	46,640
Stockholders’ Equity	$90,492	$92,555

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, and Treasurer